Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement on Form S-8 of Devon Energy Corporation of our report dated March 19, 1998 (except as to Note 12 which is as of July 31, 1998) to the shareholders of Northstar Energy Corporation, appearing in the Joint Management Information Circular and Proxy Statement with Respect to an Arrangement Involving Devon Energy Corporation and Northstar Energy Corporation (the "Circular and Proxy Statement), which is a part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in the Circular and Proxy Statement.



Calgary, Alberta                        /s/  Deloitte & Touche LLP
Canada                                  Chartered Accountants


November 6, 1998

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